EXHIBIT 5.1

October 26, 2007

Scivanta Medical Corporation
215 Morris Avenue
Spring Lake, NJ 07762

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Scivanta Medical Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which Registration Statement this opinion letter is attached as an exhibit, for the registration of 6,048,034 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”). Of these shares of Common Stock, 4,139,766 shares (the “Outstanding Shares”) are currently issued and outstanding and held by certain stockholders of the Company, 1,341,668 shares (the “Conversion Shares”) are issuable upon the conversion of certain convertible debentures issued by the Company on May 1, 2007 (the “Convertible Debentures”), and the payment of interest thereon, and 566,600 shares (the “Warrant Shares”) are issuable upon the exercise of certain warrants (the “Warrants”). The shares of Common Stock included for registration in the Registration Statement are being registered by the Company for the benefit of the holders of the Outstanding Shares, the Convertible Shares and the Warrant Shares.

We have examined and relied upon the originals, specimens, or photostatic or certified copies of (a) the Registration Statement, and (b) such certificates, corporate and public records, agreements and instruments and other information and documents as we deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of each  document, agreement and instrument submitted to us as an original, the conformity to the original of each document, agreement and instrument submitted to us as a certified copy or photostatic copy, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to any such opinion that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company.

We express no opinion concerning the laws of any jurisdiction other than those of the United States of America and the State of Nevada.

Based upon and subject to the foregoing, we are of the opinion that:

(1) the Outstanding Shares being registered under the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable;

(2) the Conversion Shares have been duly authorized, and, when issued and delivered by the Company upon the conversion of the Convertible Notes or payment of interest thereon, will be validly issued, fully paid and non-assessable; and

(3) the Warrant Shares have been duly authorized, and, when issued and delivered by the Company upon the exercise of the Warrants, and paid for in accordance with the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Giordano Halleran & Ciesla
A Professional Corporation

GIORDANO, HALLERAN & CIESLA A Professional Corporation